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EXHIBIT 20.1


Company Contact:                                    OTC Bulletin Board: DNTK
Kathy Dimitropoulos ..(847) 358-4406                http://www.dauphintech.com
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FOR IMMEDIATE RELEASE

DAUPHIN TECHNOLOGY, INC. ANNOUNCES ACQUISITION OF ENGINEERING FIRMS

Palatine, IL August 21, 2000 - Dauphin Technology, Inc. (OTC Bulletin Board:
DNTK) announces the acquisition of engineering firms. In a move to strengthen its core competency, high-tech design and development, Dauphin Technology, Inc. has acquired Advanced Digital Designs, Inc. and Advanced Technologies, Inc. Both firms specialize in telecommunications, especially wireless and cable-based product development, as well as multimedia development, including digital video decoding and processing. Through these acquisitions, Dauphin has enhanced their ability to develop and produce semiconductor based multi media and broadband solutions.

"We are excited to be focusing our talents and skills on development of next generation set top box technologies and products with an emerging growth company like Dauphin," commented Bruce Karsten, President of Advanced Digital Designs.

"The capabilities of Advanced Digital Designs and Advanced Technologies further strengthen our position in the development of new technologies," stated Christopher Geier, Executive Vice President of Dauphin Technology. "With a history of profitability and success, these firms have contributed to the development of technologies for customers such as Motorola, Scientific Atlanta, Siemens, Philips, Texas Instruments, Zenith, 3Com and Tellabs, among many others," he went on to say.

Dauphin Technology, Inc., a Palatine, Illinois based company with its manufacturing facility in McHenry, Illinois, RMS, develops, manufactures and markets broadband communication products and hand-held computers, including its flagship product, the Orasis(TM).

CERTAIN MATTERS DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS INVOLVING CERTAIN RISKS AND UNCERTAINTIES INCLUDING, WITHOUT LIMITATIONS, CHANGES IN PRODUCT DEMAND, THE AVAILABILITY OF PRODUCTS, CHANGE IN COMPETITION, ECONOMIC CONDITIONS, VARIOUS RISKS DUE TO CHANGES IN MARKET CONDITIONS AND OTHER RISKS DETAILED IN THE COMPANY/S SECURITIES AND EXCHANGE COMMISSION FILINGS AND REPORTS.